Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 28, 2018, with respect to the combined financial statements of the CDM Compression Business as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017 included in this Current Report of USA Compression Partners, LP on Form 8-K/A.  We hereby consent to the incorporation by reference of said report in the Registration Statement of USA Compression Partners, LP on Form S-3 (No. 333-217391 and 333-211167) and Form S-8 (No. 333-187166).

/s/ GRANT THORNTON LLP

Houston, Texas

June 11, 2018